                                                                    EXHIBIT 99.1


                                                               IMMEDIATE RELEASE

CONTACTS
CARACO PHARMA - JITENDRA DOSHI OR BOB KURKIEWICZ - P:313 871-8400
Marcotte Financial Relations - Mike Marcotte - P:248 656-3873

                           CARACO PHARMACEUTICAL POSTS
                   MID-YEAR NET SALES $28.4 MILLION (UP 38%),
                      Q2 NET SALES $14.8 MILLION (UP 24%),
                SIX-MONTHS NET CASH FROM OPERATIONS $8.8 MILLION,
                 SIX-MONTHS NON-CASH R&D EXPENSE $12.5 MILLION,
                         MID-YEAR NET LOSS $0.7 MILLION.

         DETROIT, July 20, 2004 -- CARACO PHARMACEUTICAL LABORATORIES, LTD. (AMEX:CPD) posted strong mid-year and second quarter net sales of $28.4 million and $14.8 million, respectively, and generated record net cash from operations of $8.8 million. After mid-year non-cash R&D expense of $12.5 million, the net loss was $0.7 million, Jitendra N. Doshi, Chief Executive Officer, reported today.

SIX-MONTH 2004 RESULTS

         H1-2004 net sales improved 38% to $28.4 million, from H1-2003 net sales of $20.6 million. The H1-2004 gross profit of $17.3 million, up 44%, compared favorably to H1-2003 gross profit of $12.0 million. Gross profit as a percentage of net sales improved marginally, to 61% in H1-2004, from 58% in the corresponding period of 2003.

         Mr. Doshi said, "We incurred substantially higher total R&D expense for H1-2004 as three products were successfully transferred from Sun Global under the R&D agreement. Total R&D expenses for the period were $15.0 million, of which non-cash R&D expense was $12.5 million. This was considerably higher than $1.5 million and zero, respectively, for the corresponding period in 2003. This resulted in a net loss of $0.7 million or $(0.03) per diluted share for H1-2004, compared to a net income of $6.5 million, or $0.26 per diluted share for H1-2003.

         "However, net cash generated from operations, which stood at $15.5 million for the full year of 2003 and $8.8 million for H1-2004, helped us to repay long-term loans, fund our expansion activities and augment working capital. During the six months, we utilized the cash accruals to repay the ICICI Bank loan of $4.4 million and the EDC loan of $6.4 million, make a scheduled repayment of $3.1 million to Bank of Nova Scotia and invest $2.5 million in facility upgrades. This was after available cash of $3.5 million and $1.5 million, utilized for increase in inventories and receivables, respectively."

Q2 results

         Q2-2004 net sales rose 24% to $14.8 million, from net sales of $11.9 million in the corresponding period in Q2-2003. Gross profit for Q2-2004 was $9.1 million, up 21% over gross profit of $7.5 million for Q2-2003. Net income during Q2-2004 was $1.5 million, or $0.05 per diluted share, compared to net income of $4.3 million, or $0.17 per diluted share in Q2-2003. The lower income during Q2-2004 was primarily due to substantially higher R&D expenses for Q2-2004 of $6.0 million, of which non-cash R&D expense related to technology transfer was $4.7 million. In Q2-2003, because there were no product transfers, total R&D expense and non-cash R&D expense was $0.6 million and zero, respectively.




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         Mr. Doshi added, "We expect the healthy increase in sales and cash flow during the first half of 2004 to continue through the remainder of the year. However, pricing pressures, due to increased competition, which resulted in lower gross margins in the fourth quarter of 2003, are expected to remain in 2004. Nevertheless we are optimistic about achieving our previously stated guidance of 20-25% revenue growth for 2004."

         "We continue to work aggressively to build our pipeline of products for our future growth. We have selected a total of 15 products out of 25, including 8 selected during Q2-2004, under the products agreement with Sun Global. These are at various stages of development. Of these 15 products, four have passed bio-equivalency studies. We have filed three ANDAs during H1-2004 and to date, four products are pending approval with the FDA. We hope to file six or seven ANDAs with the FDA in 2004, including the three already filed in H1-2004."

         Detroit-based Caraco Pharmaceutical Laboratories, Ltd., develops, manufactures and distributes generic and private-label prescription drugs to some of the nation's largest wholesalers, distributors, drugstore chains, healthcare systems and state and federal agencies.

         Safe Harbor: This news release contains forward-looking statements made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based on management's current expectations and are subject to risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties are contained in the Corporation's filings with the Securities and Exchange Commission and include: that the information is of a preliminary nature and may be subject to further adjustment; not obtaining FDA approval for new products or delays in receiving FDA approvals; governmental restrictions on the sale of certain products; dependence on key personnel; development by competitors of new or superior products or cheaper products or new technology for the production of products or the entry into the market of new competitors; market and customer acceptance and demand for new pharmaceutical products; availability of raw materials in a timely manner, at competitive prices, and in required quantities; timing and success of product development and launch; integrity and reliability of the Company's data; lack of success in attaining full compliance with regard to regulatory and cGMP compliance; experiencing difficulty in managing our recent rapid growth and anticipated future growth; dependence on limited customer base; occasional credits to certain customers reflecting price reductions on products previously sold to them and still available as shelf-stock; possibility of an incorrect estimate of charge-backs and the impact of such an incorrect estimate on net sales, gross profit and net income; dependence on few products generating majority of sales; product liability claims for which the Company may be inadequately insured; subjectivity in judgment of management in applying certain significant accounting policies derived based on historical experience, terms of contracts, our observations of trends of industry, information received from our customers and other sources, to estimate revenues, accounts receivable, allowances including charge backs, rebates, income taxes, values of assets and inventories and other risks identified in this report and identified from time to time in our reports and registration statements filed with the Securities and Exchange Commission. These forward-looking statements represent our judgment as of the date of this report. We disclaim, however, any intent or obligation to update our forward-looking statements.

                           Financial Statements follow


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




                                        CARACO PHARMACEUTICAL LABORATORIES, LTD.
                                           UNAUDITED STATEMENTS OF OPERATIONS





                                                      SIX MONTHS ENDED                          THREE MONTHS ENDED
                                                          JUNE 30                                    JUNE 30
                                                  2004                  2003                    2004               2003
                                               ----------            ----------            ----------            ----------
Net sales                                      28,360,953            20,611,537            14,799,865            11,889,937
Cost of Goods Sold                             11,111,175             8,653,413             5,720,474             4,427,464
                                               ----------            ----------            ----------            ----------
Gross Profit                                   17,249,777            11,958,124             9,079,391             7,462,473

Selling, general & administrative
expenses                                        2,693,078             3,089,820             1,410,723             2,140,036
R&D cost to affiliate -- non-cash              12,491,600                     0             4,663,440                     0
R&D cost other                                  2,493,830             1,526,719             1,360,500               626,788

Operating (loss) / income                        (428,731)            7,341,585             1,644,729             4,695,649

Other Income / (expense)
Interest expense                                 (317,175)             (817,722)             (135,633)             (375,470)
Interest income                                    16,625                 7,043                14,610                 5,978
Other income                                       13,035                    --                 2,968                    --
                                               ----------            ----------            ----------            ----------
Net other expense                                (287,515)             (810,679)             (118,055)             (369,492)

Net (loss) / income                              (716,246)            6,530,906             1,526,674             4,326,157

Net income / (loss) per basic common
share                                               (0.03)                 0.27                  0.06                  0.18
Net income / (loss) per basic and
diluted common share                                (0.03)                 0.26                  0.05                  0.17
                                               ----------            ----------            ----------            ----------




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SCHEDULE OF NET CASH PROVIDED BY / (USED) IN OPERATING ACTIVITIES (UNAUDITED)(1)




                                                                                      Six-month period ended
                                                                                   06/30/04            06/30/03
                                                                                 -------------      -------------
Net (loss) / income                                                                (716,246)          6,530,906

Adjustments to reconcile net (loss) / income to net cash provided by /
(used) in operating activities
Depreciation                                                                        413,749             316,261
Common shares issued in lieu of cash for compensation                                     0              32,450
Variable compensation expense for stock options                                           0             851,800
Preferred shares issued to affiliate for R&D Cost                                12,491,600                   0
Changes in operating assets and liabilities which provided / (used) cash
            Accounts receivable                                                  (1,490,092)         (3,914,949)
            Inventories                                                          (3,494,344)            375,536
            Prepaid expenses and deposits                                           154,372            (441,715)
            Accounts payable                                                      1,911,514              68,467
            Accrued expenses and Interest                                          (499,854)           (106,615)
Net cash provided by operating activities                                         8,770,699           3,712,141


(1) This schedule of net cash provided by / (used) in operating activities is deemed by management to be a meaningful measure of financial performance and liquidity, and provides investors with a measure of cash that may be used for debt service and for other purposes.


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